Exhibit 99.2

Morgan Stanley	For Immediate Release

Morgan Stanley Completes Spin-off of Discover

NEW YORK, July 2, 2007 - Morgan Stanley (NYSE: MS) today announced that it has completed the spin-off of Discover Financial Services (NYSE: DFS) to Morgan Stanley stockholders.

The distribution of all of the outstanding Discover common stock was made on June 30, 2007 to Morgan Stanley stockholders of record as of the close of business on June 18, 2007 (the “record date”). Morgan Stanley stockholders received one share of Discover common stock for every two shares of Morgan Stanley common stock held as of the record date. Morgan Stanley stockholders will receive cash in lieu of fractional shares of Discover, after deductions for taxes and other fees. Following the distribution of these shares there are approximately 477 million shares of Discover stock outstanding and Discover’s capital base is approximately $5.5 billion.

As a result of the distribution, Discover is now an independent company.

About Morgan Stanley

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 32 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

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Contacts:

Morgan Stanley Media Relations, Stephanie McMichael, 212.762.6879

Morgan Stanley Investor Relations, William Pike, 212.761.0008

Discover Financial Services Media Relations, Kathryn Beiser, 224.405.5151

Discover Financial Services Investor Relations, Craig Streem, 224.405.3575